As filed with the Securities and Exchange Commission on December 3, 2001.

                                                                                                                                                           Registration No.

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SIMULA, INC.
(Exact name of registrant as specified in its charter)

Arizona (State or other jurisdiction of incorporation or organization)	86-0320129 (I.R.S. Employer Identification Number)

2700 North Central Avenue, Suite 1000
Phoenix, Arizona 85004, (602) 631-4005
(Address and telephone number of registrant’s principal executive office)

SIMULA, INC. EMPLOYEE STOCK PURCHASE PLAN	SIMULA, INC. 1999 INCENTIVE STOCK OPTION PLAN

(Full title of the plans)

Benjamin G. Clark, Esq.
Simula, Inc.
2700 North Central Avenue, Suite 1000
Phoenix, Arizona 85004
(602) 631-4005
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered	Per Unit(1)	Offering Price(1)	Registration Fee

Common Stock $.01 par value per share	650,000 shares	See (1) below	$3,237,000	$773.64

(1)	The price is calculated in accordance with Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is the product resulting from multiplying 650,000, the number of additional shares authorized to be issued under the Plan, by $4.98 per share, which represents the average of the high and low price of the Registrant’s Common Stock as quoted on the American Stock Exchange on November 29, 2001.

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         This Registration Statement on Form S-8 relates to the registration by Simula, Inc. (the “Company”) of 450,000 shares of its Common Stock under the Company’s 1999 Incentive Stock Option Plan (the “1999 Plan”) and 200,000 shares of its Common Stock under the Company’s Employee Stock Purchase Plan (the “ESPP”). Upon effectiveness of this Registration Statement, 2,450,000 shares of the Common Stock of the Company will be registered on Form S-8 for issuance under the 1999 Plan and 600,000 will be registered on Form S-8 for issuance under the ESPP. The Company previously registered 2,000,000 shares of Common Stock issuable under the 1999 Plan pursuant to a Registration Statement on Form S-8 dated August 3, 2000, and numbered 333-42972. The Company also registered 600,000 additional shares of Common Stock issuable under the ESPP pursuant to a Registration Statement on Form S-8 dated October 11, 1996, and numbered 333-14021. Pursuant to General Instruction E to Form S-8, the information contained in File No. 333-42972 applicable to the 1999 Plan and File No. 333-14021 applicable to the ESPP is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

         The validity of the shares of Common Stock issuable under the Plan has been passed upon for the Company by Benjamin G. Clark, Esq., Secretary, and General Counsel of the Company. Mr. Clark owns shares of Common Stock and holds options to purchase additional shares of Common Stock.

Item 6. Indemnification of Directors and Officers

         Article 10 of the Company’s Amended and Restated Articles of Incorporation provides that the personal liability of the directors to the Company and its shareholders for monetary damages by reason of their conduct as directors shall be limited or eliminated to the fullest extent permitted by Arizona law. In A.R.S. § 10-202(B)(1), Arizona corporate law limits or eliminates the liability of a director of a corporation for money damages for any action taken or not taken as a director in all instances except: (i) where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

         Section 12.01 of the Company’s Bylaws further provides that the Company shall indemnify and pay the expenses of directors, officers, employees, trustees or agents of or for the Company to the fullest extent permitted by Arizona law. In A.R.S § 10-850 et seq., Arizona corporate law provides that a corporation may provide indemnification if: (i) the director’s conduct was in good faith; (ii) the director reasonably believed: (x) in the case of conduct in an official capacity with the corporation, that the conduct was in its best interests, or (y) in all other cases, that the conduct was at least not opposed to its best interests; and (iii) in the case of criminal proceedings, the director had no reasonable cause to believe the conduct was unlawful.

         Directors may not be indemnified in connection with proceedings brought by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Under Arizona law, indemnification in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding.

         Arizona law also provides for mandatory and court-ordered indemnification in certain instances, including on behalf of officers, employees and agents of the Company who are not also directors.

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Item 8. Exhibits.

         The following Exhibits are included pursuant to Regulation S-K.

No.	Description	Reference
*5.1	Opinion of Counsel

*23.	Consent of Independent Auditors

24.	Powers of Attorney	(1)

*	Filed herewith.

(1)	Filed with reports on Form 10-K for the years ended December 31, 1997, December 31, 1998, December 31, 1999, and December 31, 2000.

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SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on December 3, 2001.

SIMULA, INC

By	/s/ BRADLEY P. FORST

Bradley P. Forst, President

         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Title	Date

/s/ BRADLEY P. FORST Bradley P. Forst, President, Chief Executive Officer, and Director	December 3, 2001

/s/ J. MICHAEL MILLER J. Michael Miller, Executive Vice President and Acting Chief Financial Officer	December 3, 2001

* Stanley P. Desjardins, Chairman

* John M. Leinonen, Director

* Robert D. Olliver, Director

* S. Thomas Emerson, Director

* James C. Withers, Director

* Lon A. Offenbacher, Director

* Jack A. Henry, Director

* Peter W. Schutz, Director

*By:	/s/ BENJAMIN G. CLARK	December 3, 2001

Benjamin G. Clark Attorney-in-Fact

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EXHIBIT INDEX

         The following Exhibits are included pursuant to Regulation S-K.

No.	Description	Reference
*5.1	Opinion of Counsel

*23.	Consent of Independent Auditors

24.	Powers of Attorney	(1)

*	Filed herewith.

(1)	Filed with reports on Form 10-K for the years ended December 31, 1997, December 31, 1998, December 31, 1999, and December 31, 2000.